EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We have issued our reports dated April 14, 2011 with respect to the consolidated financial statements, and internal control over financial reporting included in the Annual Report on Form 20-F for the year ended December 31, 2010 of Trinity Biotech Plc and its subsidiaries, which are incorporated by reference in this Registration Statement. We consent to the incorporation by reference in the Registration Statement of the aforementioned reports, and to the use of our name as it appears under the caption “Experts.”
/s/ GRANT THORNTON
Dublin, Ireland
April 14, 2011